Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

(millions, except per share amounts)	Twelve Months Ended September 30, 2014
Operating Revenue	$12,678
Operating Expenses	9,790

Income from operations	2,888
Other income	208
Interest and related charges	924

Income before income tax expense including noncontrolling interests	$2,172
Income tax expense	659

Net income including noncontrolling interests	1,513
Noncontrolling interests	15

Net income attributable to Dominion	$1,498

Earnings Per Common Share – Basic
Income from continuing operations	$2.60
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$2.57

Earnings Per Common Share – Diluted
Income from continuing operations	$2.59
Noncontrolling interests	(0.02)

Net income attributable to Dominion	$2.57

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

(millions)	Twelve Months Ended September 30, 2014
Operating Revenue	$7,511
Operating Expenses	5,691

Income from operations	1,820
Other income	75
Interest and related charges	410

Income before income tax expense	1,485
Income tax expense	579

Net Income	906
Preferred dividends	15

Balance available for common stock	$891